Exhibit 99.1

	Contacts:	William Hibbetts, Interim CFO
Pioneer Drilling Company (210) 828-7689

Lisa Elliott / lelliott@drg-e.com
Anne Pearson / apearson@drg-e.com
FOR IMMEDIATE RELEASE		DRG&E / 713-529-6600

Pioneer Drilling Reports Third Quarter 2008 Results

• Revenues up 64% to $174.2 million

• EPS increased 109% to $0.48

SAN ANTONIO, Texas, November 6, 2008 – Pioneer Drilling Company, Inc. (AMEX: PDC) today reported financial and operating results for the three and nine months ended September 30, 2008. As previously announced, the Company has transitioned to a December 31 fiscal year end; accordingly, the three month period ended September 30 is reported as the third quarter of 2008.

Net income for the third quarter was $24.2 million, or $0.48 per diluted share, compared with $19.1 million, or $0.38 per diluted share, for the three months ended June 30, 2008 (“the prior quarter”), and $11.8 million, or $0.23 per diluted share, for the three months ended September 30, 2007 (“the year-earlier quarter”). The third quarter of 2008 included operating results from our Production Services Division, which was formed on March 1, 2008, and the contributions from our Colombian operations, which commenced in the third quarter of 2007.

Net income in the third quarter was impacted by a charge to selling, general and administrative expenses of approximately $2.7 million, or $0.03 per diluted share, related to the Company’s investigation of internal control over financial reporting completed earlier this year and payments to our former Chief Financial Officer under the Company’s Key Executive Severance Plan.

Revenues for the third quarter were $174.2 million, compared with $152.5 million for the prior quarter and $106.5 million for the year-earlier quarter. EBITDA(1) for the third quarter increased 21% to $64.7 million from the prior quarter and 94% from the year-earlier quarter.

Net income for the nine months ended September 30, 2008 was $55.2 million, or $1.09 per diluted share, compared with $42.1 million, or $0.84 per diluted share, for the nine months ended September 30, 2007. Revenues for the first nine months of 2008 were $440.2 million, compared with $312.6 million for the comparable period in 2007. EBITDA for the first nine months of 2008 increased 41% to $154.3 million from the comparable period in 2007 of $109.4 million.

“Both our Drilling Services Division and our Production Services Division performed well in the third quarter,” said Wm. Stacy Locke, President and CEO of Pioneer Drilling. “Revenues for the Drilling Services Division increased 14% from the prior quarter to $124.3 million due to an increase in rig utilization to 96%, compared to 90% in the prior quarter, and higher average revenues per day. More impressive was the 20% increase in Drilling Services margin(2) to $54.0 million in the third quarter, compared to $45.0 million in the prior quarter. Higher average revenues per day, combined with slightly lower costs per day, generated a per-day drilling services margin of $8,967 in the third quarter, an increase of over 9% when compared to the prior quarter.

“Colombian operations also performed very well in the third quarter,” added Mr. Locke. “In August 2008, we began daywork operations with our fourth rig, a 1000 horsepower diesel electric rig. Each rig in Colombia has operated at 100% utilization and generated drilling margins in excess of comparable rigs operating in the U.S. Currently, we are rigging up on location with the fifth rig, a 1500 horsepower SCR rig, and we anticipate a mid-November spud date.

“Revenues for the Production Services Division increased 15% to $49.9 million in the third quarter, compared to $43.3 million in the prior quarter of 2008. The Company did not own this division in 2007. Production Services margins(2) increased 17% to $24.9 million, compared to $21.4 million in the prior quarter. As a percentage of revenues, the Production Services Division generated an impressive 50% margin in the third quarter, compared to a 49% margin in the second quarter.

“As we enter a potentially challenging period in our industry, our conservative approach to managing our balance sheet has prepared us well to remain financially strong,” Mr. Locke continued. “Our equipment is modern and well maintained and will be highly competitive in a soft market. While we have debt, our balance sheet is strong, with $60.4 million in working capital at September 30. Even in a down cycle, we anticipate that our strong cash flow will allow us to further reduce our debt during 2009.”

Pioneer Conference Call

Pioneer’s management team will hold a conference call today at 11:00 a.m. Eastern Time (10:00 a.m. Central Time), to discuss these results. To participate in the call, dial 303-262-2055 at least 10 minutes early and ask for the Pioneer Drilling conference call. A replay will be available approximately two hours after the call ends and will be accessible until November 13. To access the replay, dial (303) 590-3000 and enter the pass code 11121169#.

The conference call will also be available on the Internet at Pioneer’s Web site at www.pioneerdrlg.com. To listen to the live call, visit Pioneer’s Web site at least 10 minutes early to register and download any necessary audio software. An archive will be available shortly after the call. For more information, please contact Donna Washburn at DRG&E at (713) 529-6600 or e-mail dmw@drg-e.com.

About Pioneer

Pioneer Drilling Company provides land contract drilling services to independent and major oil and gas operators in Texas, Louisiana, Oklahoma, Kansas, the Rocky Mountain region and internationally in Colombia though it’s Pioneer Drilling Services Division. The Company also provides workover rig, wireline and fishing and rental services to producers in the U.S. Gulf Coast, Mid-Continent and Rocky Mountain regions through its Pioneer Production Services Division. Its fleet consists of 69 land drilling rigs that drill at depths of 6,000 and 18,000 feet, 70 workover rigs (sixty-five 550 horsepower rigs, four 600 horsepower rigs and one 400 horsepower rig), 55 wireline units, and fishing and rental tools.

Cautionary Statement Regarding Forward-Looking Statements,

non-GAAP Financial Measures and Reconciliations

Statements we make in this news release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements that are subject to risks, uncertainties and assumptions. Our actual results, performance or achievements, or industry results, could differ materially from those we express in this news release as a result of a variety of factors, including general economic and business conditions and industry trends, risks associated with the current global economic crisis and its impact on capital markets and liquidity, the continued strength or weakness of the oil and gas production industry in the geographic areas in which we operate including the price of oil and natural gas in general, and the recent precipitous decline in prices in particular, and the impact of commodity prices and other factors upon future decisions about onshore exploration and development projects to be made by oil and gas companies and their ability to obtain necessary financing, the highly competitive nature of our business, difficulty in integrating the services of acquired companies, including the production services businesses of WEDGE, Competition and Paltec, in an efficient and effective manner, the availability, terms and deployment of capital, the availability of qualified personnel, changes in, or our failure or inability to comply with, government regulations, including those relating to the environment, the economic and business conditions of our international operations, challenges in achieving strategic objectives, and the risk that our markets do not evolve as anticipated. We have discussed many of these factors in more detail in our transition report on Form 10-KT for the fiscal year ended December 31, 2007 and our quarterly reports on Form 10-Q for the quarters ended March 31, 2008 and September 30, 2008. These factors are not necessarily all the important factors that could affect us. Unpredictable or unknown factors we have not discussed in this news release, in our annual report on Form 10-K or in our quarterly reports on Form 10-Q could also have material adverse effects on actual results of matters that are the subject of our forward-looking statements. All forward-looking statements speak only as the date on which they are made and we undertake no duty to update or revise any forward-looking statements. We advise our shareholders that they should (1) be aware that important factors not referred to above could affect the accuracy of our forward-looking statements and (2) use caution and common sense when considering our forward-looking statements.

This news release contains non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable GAAP financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is provided below.

(1)	We define EBITDA as earnings before interest income (expense), taxes, depreciation and amortization. Although not prescribed under GAAP, we believe the presentation of EBITDA is relevant and useful because it helps our investors understand our operating performance and makes it easier to compare our results with those of other companies that have different financing, capital or tax structures. EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. A reconciliation of net income to EBITDA is included in the operating statistic table in this press release. EBITDA, as we calculate it, may not be comparable to EBITDA measures reported by other companies. In addition, EBITDA does not represent funds available for discretionary use.
(2)	Drilling Services margin represents contract drilling revenues less contract drilling operating costs. Production Services margin represents production services revenues less production services operating costs. We believe that Drilling Services margin and Production Services margin are useful measures for evaluating financial performance, although they are not measures of financial performance under GAAP. However, Drilling Services margin and Production Services margin are common measures of operating performance used by investors, financial analysts, rating agencies and Pioneer management. A reconciliation of Drilling Services margin and Production Services margin to net earnings is included in the operating statistics table in this press release. Drilling Services margin and Production Services margin as presented may not be comparable to other similarly titled measures reported by other companies.

—Financial Statements Follow –

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three months ended			Nine months ended
	September 30,		June 30,	September 30,
	2008	2007	2008	2008	2007
Revenues	$174,245	$106,516	$152,547	$440,189	$312,642

Costs and Expenses:
Operating Costs	95,367	65,237	86,193	251,986	186,822
Depreciation and amortization	24,225	16,093	20,580	61,924	46,927
Selling, general and administrative	12,840	5,252	12,150	32,712	13,792
Bad debt expense (recovery)	(260)	2,627	(92)	(216)	2,627

Total operating costs	132,172	89,209	118,831	346,406	250,168

Operating income	42,073	17,307	33,716	93,783	62,474

Other income (expense):
Interest expense	(3,773)	(14)	(4,265)	(9,612)	(15)
Interest income	205	731	205	995	2,474
Other	(1,551)	11	(930)	(1,389)	39

Total other income (expense)	(5,119)	728	(4,990)	(10,006)	2,498

Income before income taxes	36,954	18,035	28,726	83,777	64,972

Income tax expense	(12,760)	(6,255)	(9,609)	(28,619)	(22,886)

Net earnings	$24,194	$11,780	$19,117	$55,158	$42,086

Earnings per common share:
Basic	$0.49	$0.24	$0.38	$1.11	$0.85

Diluted	$0.48	$0.23	$0.38	$1.09	$0.84

Weighted average number of shares outstanding:
Basic	49,791	49,651	49,789	49,780	49,635
Diluted	50,449	50,205	50,483	50,426	50,193

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2008	December 31, 2007
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$17,342	$76,703
Receivables, net	87,436	47,370
Unbilled receivables	18,676	7,861
Deferred income taxes	7,013	3,670
Inventory	4,448	1,180
Prepaid expenses and other current assets	8,775	5,073

Total current assets	143,690	141,857
Net property and equipment	603,107	417,022
Deferred income taxes	—	573
Goodwill	106,264	—
Other long-term assets	107,015	760

Total assets	$960,076	$560,212

Liabilities and Equity
Current liabilities:
Accounts payable	$30,906	$21,424
Current portion of long-term debt	4,452	—
Income taxes payable	4,698	—
Prepaid drilling contracts	3,447	1,933
Accrued expenses	39,777	18,693

Total current liabilities	83,280	42,050
Long-term debt, less current portion	278,199	—
Other long term liabilities	5,418	254
Deferred taxes	62,898	46,836

Total liabilities	429,795	89,140
Total shareholders’ equity	530,281	471,072

Total liabilities and shareholders’ equity	$960,076	$560,212

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Nine months ended September 30,
	2008	2007
Cash flows from operating activities:
Net earnings	$55,158	$42,086
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	61,924	46,927
Allowance for doubtful accounts	270	2,627
Loss (gain) on dispositions of property and equipment	(512)	2,501
Stock-based compensation expense	2,924	2,714
Deferred income taxes	10,700	10,454
Change in other assets	355	5
Change in non-current liabilities	(329)	(74)
Changes in current assets and liabilities	(4,735)	8,043

Net cash provided by operating activities	125,755	115,283

Cash flows from investing activities:
Acquisition of WEDGE, net of cash acquired	(313,606)	—
Acquisition of Competition Wireline, net of cash acquired	(26,770)	—
Acquisition of Competition Paltec	(6,520)	—
Purchases of property and equipment	(99,794)	(126,994)
Proceeds from insurance recoveries	2,638	—
Purchase of auction rate securities, net	(16,475)	—
Proceeds from sale of property and equipment	2,712	2,970

Net cash used in investing activities	(457,815)	(124,024)

Cash flows from financing activities:
Payments of debt	(44,404)	—
Proceeds from issuance of debt	319,500	—
Debt issuance costs	(3,319)	—
Proceeds from sale of common stock	672	217
Excess tax benefit of stock option exercises	250	73

Net cash provided by financing activities	272,699	290

Net decrease in cash and cash equivalents	(59,361)	(8,451)
Beginning cash and cash equivalents	76,703	74,754

Ending cash and cash equivalents	$17,342	$66,303

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Operating Statistics

(in thousands)

(unaudited)

	Three months ended			Nine months ended
	September 30,		June 30,	September 30,
	2008	2007	2008	2008	2007
Drilling Services Division:
Revenues	$124,297	$106,516	$109,250	$333,587	$312,642
Operating costs	70,342	65,237	64,277	198,115	186,822

Drilling services margin (1)	$53,955	$41,279	$44,973	$135,472	$125,820

Average number of drilling rigs	68.0	67.3	67.0	67.0	65.7
Utilization rate	96%	90%	90%	90%	90%
Revenue days	6,017	5,559	5,475	16,528	16,149
Average revenues per day	$20,658	$19,161	$19,954	$20,183	$19,360
Average operating costs per day	11,691	11,735	11,740	11,987	11,569

Drilling services margin per day (2)	$8,967	$7,426	$8,214	$8,196	$7,791

Production Services Division:
Revenues	$49,948	$—	$43,297	$106,602	$—
Operating costs	25,025	—	21,916	53,871	—

Production services margin (1)	$24,923	$—	$21,381	$52,731	$—

EBITDA (3)	$64,747	$33,411	$53,366	$154,318	$109,440

Reconciliation of combined Drilling services margin and Production services margin and EBITDA to net earnings:

Drilling services margin	$53,955	$41,279	$44,973	$135,472	$125,820
Production services margin	24,923	—	21,381	52,731	—

Combined margin	78,878	41,279	66,354	188,203	125,820
General and administrative	(12,840)	(5,252)	(12,150)	(32,712)	(13,792)
Bad debt (expense) recovery	260	(2,627)	92	216	(2,627)
Other income (expense)	(1,551)	11	(930)	(1,389)	39

EBITDA	64,747	33,411	53,366	154,318	109,440
Depreciation and amortization	(24,225)	(16,093)	(20,580)	(61,924)	(46,927)
Interest income (expense), net	(3,568)	717	(4,060)	(8,617)	2,459
Income tax expense	(12,760)	(6,255)	(9,609)	(28,619)	(22,886)

Net earnings	$24,194	$11,780	$19,117	$55,158	$42,086

(1)	Drilling services margin represents contract drilling revenues less contract drilling operating costs. Production services margin represents production services revenue less production services operating costs. Pioneer believes that Drilling services margin and Production services margin are useful measures for evaluating financial performance, although they are not measures of financial performance under GAAP. However, Drilling services margin and Production services margin are common measures of operating performance used by investors, financial analysts, rating agencies and Pioneer’s management. A reconciliation of Drilling services margin and Production services margin to net earnings is included in the operating statistics table. Drilling services margin and production services margin as presented may not be comparable to other similarity titled measures reported by other companies.
(2)	Drilling services margin per revenue day represents the Drilling Services Division’s average revenue per revenue day less average operating costs per revenue day.
(3)	We define EBITDA as earnings before interest income (expense), taxes, depreciation and amortization. Although not prescribed under GAAP, we believe the presentation of EBITDA is relevant and useful because it helps our investors understand our operating performance and makes it easier to compare our results with those of other companies that have different financing, capital or tax structures. EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. A reconciliation of net income to EBITDA is included in the operating statistics table. EBITDA, as we calculate it, may not be comparable to EBITDA measures reported by other companies. In addition, EBITDA does not represent funds available for discretionary use.

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Capital Expenditures

(in thousands)

						Approved Budget
	Three months ended			Nine months ended		Fiscal Year Ending
	September 30,		June 30,	September 30,		December 31,
	2008	2007	2008	2008	2007	2008
Capital expenditures:

Drilling Services Division:
Routine rigs	$3,736	$5,585	$3,814	$11,557	$15,183	$21,590
Discretionary	15,211	17,311	13,704	47,929	39,055	50,150
Tubulars	—	6,621	3	1,050	12,067	12,600
New-builds and acquisitions	11,531	20,941	1,087	13,365	66,086	43,500

Total Drilling Services Division capital expenditures	30,478	50,458	18,608	73,901	132,391	127,840

Average routine rig capital expenditures per revenue day (1)	$621	$1,005	$697	$699	$940	$976

Production Services Division:
Routine	2,460	—	835	3,403	—	2,330
Discretionary	819	—	—	1,029		4,500
New-builds and acquisitions	13,614	—	6,008	22,443	—	39,500

Total Production Services Division capital expenditures	16,893	—	6,843	26,875	—	46,330

Total capital expenditures	$47,371	$50,458	$25,451	$100,776	$132,391	$174,170

(1)	Average routine rig capital expenditures per revenue day represents the Drilling Services Division’s routine rig capital expenditures divided by the number of revenue days for each period presented.

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Drilling Rig, Workover Rig and Wireline Unit Information

	Rig Type
	Mechanical	Electric	Total Rigs
Drilling Services Division:
Drilling rig horsepower ratings:
550 to 700 HP	6	—	6
750 to 900 HP	15	2	17
1000 HP	17	12	29
1200 to 1500 HP	3	14	17

Total	41	28	69

Drilling drilling depth ratings:
Less than 10,000 feet	8	2	10
10,000 to 13,900 feet	30	7	37
14,000 to 18,000 feet	3	19	22

Total	41	28	69

Production Services Division:
Workover rig horsepower ratings:
400 HP			1
550 HP			65
600 HP			4

Total			70

Wireline units			55

Fishing & Rental Tools Inventory			$15 Million

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